EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors’ report dated April 13, 2017 on our audit related to the financial statements of Sondors Electric Car Company as of December 31, 2016 and the related statements of operations, stockholders’ equity and cash flows for the period from August 15, 2016 (Inception) to December 31, 2016, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

May 18, 2017